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                                                                    EXHIBIT 99



For Immediate Release

CNB Financial Services, Inc.

Friday, August 31, 2007

Contact: Thomas F. Rokisky, President and Chief Executive Officer
         (304) 258-7394


CNB Financial Services Announces Stock Repurchase Plan

Berkeley Springs, WV --- The Board of Directors of CNB Financial Services, Inc., the one-bank holding company for CNB Bank, Inc., has authorized management to buy up to 45,804 shares of the Corporation's common stock. This amounts to approximately 10% of the Corporation's 458,048 outstanding shares. The stock will be purchased in the open market and/or by privately negotiated transactions as management and the Board of Directors determines prudent.

CNB Financial Services, Inc., through its subsidiary, CNB Bank, Inc., is a
$278 million commercial bank that operates six full-service banking locations in the Eastern Panhandle of West Virginia and in Hancock, Maryland.